UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                 (RULE 13d-101)

    Information to be Included in Statements Filed Pursuant to Rule 13d-1(a) and Amendments Thereto Filed Pursuant to Rule 13d-2(a)

                                (AMENDMENT NO. 2)


                          RAMPART CAPITAL CORPORATION
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                   75-1569104
                                  -------------
                                 (CUSIP Number)

                                Chris A. Ferazzi
                            Porter & Hedges, L.L.P.
                            700 Louisiana, Suite 3500
                            Houston, Texas 77002-2764
                                 (713) 226-0600
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                  June 9, 2003
                               ------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                                  SCHEDULE 13D

------------------------                                   ---------------------
CUSIP NO. 75-1569104                                          PAGE 2 OF 7 PAGES
------------------------                                   ---------------------
             -------------------------------------------------------------------
             | 1 |  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.
             |   |  OF ABOVE PERSON
             |   |
             |   |  J.H. Carpenter Family Partnership Ltd.         76-0497345
             -------------------------------------------------------------------
             | 2 |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (a) [X]
             |   |                                                       (b) [ ]
             -------------------------------------------------------------------
             | 3 |  SEC USE ONLY
             |   |
             -------------------------------------------------------------------
             | 4 |  SOURCE OF FUNDS *
             |   |
             |   |  N/A
             -------------------------------------------------------------------
             | 5 |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             |   |  PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
             |   |
             -------------------------------------------------------------------
             | 6 |  CITIZENSHIP OR PLACE OF ORGANIZATION
             |   |
             |   |  Texas
             -------------------------------------------------------------------
  NUMBER OF  | 7 |  SOLE VOTING POWER
   SHARES    |   |
BENEFICIALLY |   |  0
  OWNED BY   -------------------------------------------------------------------
   EACH      | 8 |  SHARED VOTING POWER
 REPORTING   |   |
PERSON WITH  |   |  600,000
             -------------------------------------------------------------------
             | 9 |  SOLE DISPOSITIVE POWER
             |   |
             |   |  0
             -------------------------------------------------------------------
             | 10|  SHARED DISPOSITIVE POWER
             |   |
             |   |  600,000
             -------------------------------------------------------------------
             | 11|  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             |   |
             |   |  600,000
             -------------------------------------------------------------------
             | 12|  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             |   |  CERTAIN SHARES *                                         [ ]
             |   |
             -------------------------------------------------------------------
             | 13|  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             |   |
             |   |  20.7%
             -------------------------------------------------------------------
             | 14|  TYPE OF REPORTING PERSON *
             |   |
             |   |  PN
             -------------------------------------------------------------------

------------------------                                   ---------------------
CUSIP NO. 75-1569104                                          PAGE 3 OF 7 PAGES
------------------------                                   ---------------------
             -------------------------------------------------------------------
             | 1 |  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.
             |   |  OF ABOVE PERSON
             |   |
             |   |  InSource Financial Corporation                 76-0407066
             -------------------------------------------------------------------
             | 2 |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (a) [X]
             |   |                                                       (b) [ ]
             -------------------------------------------------------------------
             | 3 |  SEC USE ONLY
             |   |
             -------------------------------------------------------------------
             | 4 |  SOURCE OF FUNDS *
             |   |
             |   |  N/A
             -------------------------------------------------------------------
             | 5 |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             |   |  PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
             |   |
             -------------------------------------------------------------------
             | 6 |  CITIZENSHIP OR PLACE OF ORGANIZATION
             |   |
             |   |  Texas
             -------------------------------------------------------------------
  NUMBER OF  | 7 |  SOLE VOTING POWER
   SHARES    |   |
BENEFICIALLY |   |  0
  OWNED BY   -------------------------------------------------------------------
   EACH      | 8 |  SHARED VOTING POWER
 REPORTING   |   |
PERSON WITH  |   |  152,000
             -------------------------------------------------------------------
             | 9 |  SOLE DISPOSITIVE POWER
             |   |
             |   |  0
             -------------------------------------------------------------------
             | 10|  SHARED DISPOSITIVE POWER
             |   |
             |   |  152,000
             -------------------------------------------------------------------
             | 11|  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             |   |
             |   |  152,000
             -------------------------------------------------------------------
             | 12|  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             |   |  CERTAIN SHARES *                                         [ ]
             |   |
             -------------------------------------------------------------------
             | 13|  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             |   |
             |   |  5.2%
             -------------------------------------------------------------------
             | 14|  TYPE OF REPORTING PERSON *
             |   |
             |   |  CO
             -------------------------------------------------------------------

------------------------                                   ---------------------
CUSIP NO. 75-1569104                                          PAGE 4 OF 7 PAGES
------------------------                                   ---------------------
             -------------------------------------------------------------------
             | 1 |  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.
             |   |  OF ABOVE PERSON
             |   |
             |   |  J.H. Carpenter, L.L.C.                          76-0585426
             -------------------------------------------------------------------
             | 2 |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (a) [X]
             |   |                                                       (b) [ ]
             -------------------------------------------------------------------
             | 3 |  SEC USE ONLY
             |   |
             -------------------------------------------------------------------
             | 4 |  SOURCE OF FUNDS *
             |   |
             |   |  N/A
             -------------------------------------------------------------------
             | 5 |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             |   |  PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
             |   |
             -------------------------------------------------------------------
             | 6 |  CITIZENSHIP OR PLACE OF ORGANIZATION
             |   |
             |   |  Texas
             -------------------------------------------------------------------
  NUMBER OF  | 7 |  SOLE VOTING POWER
   SHARES    |   |
BENEFICIALLY |   |  0
  OWNED BY   -------------------------------------------------------------------
   EACH      | 8 |  SHARED VOTING POWER
 REPORTING   |   |
PERSON WITH  |   |  600,000
             -------------------------------------------------------------------
             | 9 |  SOLE DISPOSITIVE POWER
             |   |
             |   |  0
             -------------------------------------------------------------------
             | 10|  SHARED DISPOSITIVE POWER
             |   |
             |   |  600,000
             -------------------------------------------------------------------
             | 11|  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             |   |
             |   |  600,000
             -------------------------------------------------------------------
             | 12|  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             |   |  CERTAIN SHARES *                                         [ ]
             |   |
             -------------------------------------------------------------------
             | 13|  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             |   |
             |   |  20.7%
             -------------------------------------------------------------------
             | 14|  TYPE OF REPORTING PERSON *
             |   |
             |   |  OO
             -------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------                                   ---------------------
CUSIP NO. 75-1569104                                          PAGE 5 OF 7 PAGES
------------------------                                   ---------------------
             -------------------------------------------------------------------
             | 1 |  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.
             |   |  OF ABOVE PERSON
             |   |
             |   |  J.H. Carpenter
             -------------------------------------------------------------------
             | 2 |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (a) [X]
             |   |                                                       (b) [ ]
             -------------------------------------------------------------------
             | 3 |  SEC USE ONLY
             |   |
             -------------------------------------------------------------------
             | 4 |  SOURCE OF FUNDS *
             |   |
             |   |  N/A
             -------------------------------------------------------------------
             | 5 |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             |   |  PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
             |   |
             -------------------------------------------------------------------
             | 6 |  CITIZENSHIP OR PLACE OF ORGANIZATION
             |   |
             |   |  U.S.A.
             -------------------------------------------------------------------
  NUMBER OF  | 7 |  SOLE VOTING POWER
   SHARES    |   |
BENEFICIALLY |   |  8,000
  OWNED BY   -------------------------------------------------------------------
   EACH      | 8 |  SHARED VOTING POWER
 REPORTING   |   |
PERSON WITH  |   |  752,000
             -------------------------------------------------------------------
             | 9 |  SOLE DISPOSITIVE POWER
             |   |
             |   |  8,000
             -------------------------------------------------------------------
             | 10|  SHARED DISPOSITIVE POWER
             |   |
             |   |  752,000
             -------------------------------------------------------------------
             | 11|  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             |   |
             |   |  760,000
             -------------------------------------------------------------------
             | 12|  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             |   |  CERTAIN SHARES *                                         [ ]
             |   |
             -------------------------------------------------------------------
             | 13|  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             |   |
             |   |  26.2%
             -------------------------------------------------------------------
             | 14|  TYPE OF REPORTING PERSON *
             |   |
             |   |  IN
             -------------------------------------------------------------------

------------------------                                   ---------------------
CUSIP NO. 75-1569104                                          PAGE 6 OF 7 PAGES
------------------------                                   ---------------------

     Item 4 of the Schedule 13D filed by the Reporting Persons on June 21, 2002 (the "Schedule 13D"), relating to the common stock, par value $.01, issued by Rampart Capital Corporation, a Texas corporation, was amended by Amendment No. 1 to the Schedule 13D filed on June 11, 2003, and is hereby further amended by this Amendment No. 2 to the Schedule 13D as follows:

ITEM  4.     PURPOSE  OF  TRANSACTION

     The fifth paragraph of Item 4 is hereby amended to read in its entirety as follows:

On April 29, 2003, Messrs. Janke and Carpenter formally proposed to both the Special Committee and the full Board of Directors that the cash payment to be made to the minority public common shareholders should be $2.50 per pre-split share, but which proposal was specifically subject to the approval by, and negotiations with, the Special Committee of the proposed reverse split and related cash payment to the minority public common shareholders.

                            [SIGNATURE PAGE FOLLOWS]

------------------------                                   ---------------------
CUSIP NO. 75-1569104                                          PAGE 7 OF 7 PAGES
------------------------                                   ---------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 24, 2003


                                 J.H. CARPENTER FAMILY PARTNERSHIP, LTD.

                                 By: J.H. Carpenter, L.L.C., its general partner


                                      By:  /s/  J.H.  Carpenter
                                         ---------------------------------------
                                             J.H.  Carpenter,  sole  manager


                                 J.H.  CARPENTER  L.L.C.


                                 By:  /s/  J.H.  Carpenter
                                    --------------------------------------------
                                 J.H.  Carpenter,  sole  manager


                                 INSOURCE  FINANCIAL  CORPORATION


                                 By:  /s/  J.H.  Carpenter
                                    --------------------------------------------
                                 J.H.  Carpenter,  President


                                 /s/  J.H.  Carpenter
                                 -----------------------------------------------
                                 J.  H.  Carpenter